Exhibit 4.7

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), made this 29th day of August, 2022, by and between Tiziana Life Sciences Ltd (hereinafter referred to as Lessee) and Tabor Farms, LLC a Pennsylvania Limited Liability Corporation (hereinafter referred to as Lessor).

WITNESSETH

Lessor, for and in consideration of the prompt payment of the rent as specified in this Lease as well as the performance of all of the covenants, promises and agreements contained in this Lease upon the part of the Lessee, does hereby demise and lease to the Lessee and Lessee does hereby lease from the Lessor that certain property located at 601 New Britain Rd, Suite 102, Doylestown, PA 18901, with any and all improvements now thereon or to be erected, including the building (the “Building”), comprising of approximately 1700 sq. ft. as more specifically described in Exhibit “A” (the “Leased Premises”).

l.	TERM

A.	TERM.

The term of this Lease shall be Three (3) years, commencing on October 1, 2022, (the “Commencement Date”).

B.	TERMINATION.

This Lease shall expire at the end of the Term, provided that in the event that the Lessee shall for any reason, fail to vacate the Leased Premises at the expiration of the Term, the Lessee shall be deemed to be a “holdover” Lessee and liable for additional rents provided herein.

2.	RENT

A.	BASE RENT.

The rent for the first year of this Lease shall be as set forth below, one-twelfth of which is payable in advance on the first day of each calendar month commencing on the Commencement Date. Rental payments shall be payable at the offices of the Lessor, located at 220 Farm Lane, Doylestown, PA 18901. The first month’s rental payment shall be due and payable upon the full execution of this Lease. The monthly payments shall be as follows (the “Base Rent”):

	Per Square Foot	Annually	Monthly
Year l	$24.00	$40,800.00	$3,400.00
Year 2	$24.72	$42,024.00	$3,502.00
Year 3	$25.46	$43,282.00	$3,606.83

B.	UTILITIES

Lessor shall be responsible for payment of all utility services to the suite. Lessee shall be responsible to reimburse Lessor for the utilities consumed within it’s suite and proportionate share of common area space at the rate of $1.70 per square foot, per year. This is inclusive of lights, plugs, HV AC water and sewer charges. For the purposes of this agreement Lessee’s utility reimbursement to Lessor shall be $410.83 per month.

C.	RENTAL PAYMENTS.

Rental payments shall be due and payable on or before the first day of each calendar month during the Term of this Lease. In the event that Lessee shall not pay any payment of Rent within ten (10) days after the due date, a late charge of five percent (5%) of the Base Rent payment and additional rental payment due shall be charged and payable with the next rental payment.

D.	HOLDOVER RENT.

In the event that Lessee is classified as a holdover Lessee pursuant to paragraph 1.B. above, and Lessor does not authorize the holdover, monthly rent for the holdover period shall be increased by Fifty Percent (50%) of the then-existing monthly rental rate (the “Holdover Rent”). The Holdover Rent shall be due and payable in advance.

E.	NOTICE TO RENEW/TERMINATE

Either party may terminate this Lease at the expiration of Term hereby created, by giving to the other party one hundred twenty (120) days written notice of its intention to terminate. Lessor grants Lessee two (2) three-year options to renew at the then market rental rate. Notice shall be given by Certified Mail.

3.	RIGHTS AND OBLIGATIONS OF LESSEE

A.	USE OF PREMISES.

Lessee shall use the Leased Premises for Office use and no other purpose. Lessee shall be responsible for the acquisition of any and all permits for such use from any municipal or governmental authority or agency at its own cost and expense. Notwithstanding the foregoing, Lessor hereby represents that “Office use” is a permitted use under applicable legal requirements and the current Certificate of Occupancy.

B.	FIXTURES AND EQUIPMENT.

All trade fixtures, equipment, appliances, decorations, etc., installed by Lessee in the Leased Premises shall remain the sole property of the Lessee, provided, however, that Lessee shall repair any damages caused by the removal of such fixtures, equipment, appliances, decorations, etc., from the Leased Premises at the termination of this Lease as provided herein. Should Lessee fail to remove the items described in this paragraph 3.B. within thirty (30) days, or as otherwise agreed in writing, they shall be deemed abandoned and become the property of Lessor.

C.	WASTE AND NUISANCE.

Lessee shall not commit or suffer to be committed any waste or any nuisance or other act or thing which may disturb the Lessor or any other person to whom the Lessor has any duty.

D.	GOVERNMENTAL REGULATIONS.

Lessee, Lessee’s sale cost and expense, without notice or demand from Lessor, shall comply with and faithfully observe all requirements of all municipal, county, state, federal and other governmental authorities having jurisdiction, now in force or which may hereafter be enforced, pertaining to the use of the Leased Premises by Lessee.

E.	IMPROVEMENTS.

Lessee shall not make any alterations, additions or improvements to the Leased Premises without the prior written consent of Lessor.

Consent for non-structural alterations, additions, or improvements shall not be unreasonably withheld, delayed or conditioned by Lessor. Lessee shall comply with all governmental rules and regulations in connection with such work, and shall prevent any lien or obligation from being created against or imposed upon the Leased Premises by any materialman or contractor performing labor or materials to the Leased Premises at the request of Lessee (the “Lessee’s Contractors”) and will discharge all liens and charges for services rendered or materials furnished by any of Lessee’s Contractors immediately after such liens occur or said charges become due and payable. Except for Lessee’s trade fixtures, Lessee’s alterations, additions or improvements shall become part of the real property and remain the property of Lessor following termination of the Lease.

All of Lessee’s Contracts shall maintain Workmen’s Compensation Insurance in accordance with the law, covering all persons employed in connection with the change or alteration, and general liability insurance of the mutual benefit of Lessee and Lessor, expressly covering the additional hazards due to the change or alteration.

F.	SIGNS.

Lessee may not install any signs or posters on the exterior of the Building in which the Leased Premises are located or at any other location adjacent to the Building or install, display or use any signs, except as shall be permitted by the Lessor. Lessee shall comply with all other rules and regulations imposed by any municipal or other authority exercising jurisdiction over such matters. Notwithstanding the foregoing, Lessor shall list Lessee on all LESSEE directories and Lessee shall have appropriate and reasonable space for its sign on the monument sign adjacent to the Building, if any, and shall have signage on the entrances to the Building and the Leased Premises, subject to all rules and regulations imposed by any municipal or other authority exercising jurisdiction over signage.

4.	MAINTENANCE BY LESSEE

Lessee shall have the sole liability and responsibility for any maintenance of the interior of the Leased Premises and the repair and maintenance of any fixtures or equipment contained therein.

Lessee shall be responsible for and maintain in good condition any and all heating, ventilation, and air-conditioning equipment servicing the Leased Premises (the “HV AC System”). Lessee shall obtain a preventive maintenance contract on the HV AC System, with copies to be forwarded to the Lessor. Lessee shall be obligated to keep the contract current. Lessor shall be responsible for replacement of HVAC equipment that is beyond its usable life. Notwithstanding the foregoing, Lessor hereby represents and warrants that any and all mechanical systems servicing the Leased Premises including the HVAC System are in good working order and not currently beyond their usable life; further, the Leased Premises are free of hazardous materials, mold and/or · asbestos. In addition, Lessee shall not be obligated to make any repairs or replacements that would constitute “capital expenditures” unless such items are directly caused by the gross negligence or willful misconduct of Lessee.

Lessee shall provide complete janitorial services to the Leased Premises at least on a weekly basis and shall be responsible for the cost of such services.

Lessor reserves the right to visit the Leased Premises at reasonable times and with reasonable notice.

Lessor shall not be responsible for any damage by fire elements or unavoidable casualty or other catastrophe which shall be due to negligence of Lessee, Lessee’s employees, agents or servants.

5.	INSURANCE AND INDEMNITY

A.	LIABILITY INSURANCE REQUIRED OF THE LESSEE.

Lessee, at its own expense, shall provide and maintain in full force during the Term of this Lease, liability and property damage insurance in the amount of One Million Dollars ($1,000,000.00) on a combined single limit basis, covering Lessee as well as Lessor, with responsible insurance companies duly authorized to transact business in PA. Lessee shall furnish Lessor with certificates of all insurance required by this section prior to the commencement of the Term. If Lessee does not maintain such insurance in full force and effect, Lessor may notify Lessee of such failure and if Lessee does not deliver to Lessor within ten (10) days after such notice, certification showing all such insurance to be in full force and effect, Lessor may at its option, take out the necessary insurance to comply with the provisions hereof and pay the premiums on the items specified in such notice and Lessee covenants thereon on demand to reimburse and pay Lessor any amounts paid or expended in the amount of the insurance premiums required hereby and specified in the notice, with interest thereon at the rate of eight (8) percent per annum from the date of such payment by Lessor until repaid by Lessee.

B.	FIRE INSURANCE.

Lessor shall maintain and keep in force and effect or cause to be maintained and kept in force and effect a policy of fire and extended coverage insurance covering the property owned by Lessor located in or about the Leased Premises, including without limitation, the foundation, roof and the exterior walls of the premises of which the Leased Premises is a part and Lessee shall be responsible for fire insurance covering the Leased Premises and contents.

C.	INDEMNIFICATION OF LESSOR.

Except for claims arising out of the acts caused by the gross negligence or willful misconduct of Lessor, Lessee shall indemnify, protect, defend, and hold Lessor and Lessor’s officers, directors, employees and agents harmless from and against any and all claims, actions, demands, proceedings, losses, damages, costs of any kind or character (including reasonable attorneys’ fees and court costs), expenses, liabilities, judgments, fines, penalties, or interest (collectively, “Losses”), arising from or out of Lessee’s use of the Leased Premises, or from the conduct of Lessee’s business or from any activity, work or things done, permitted or suffered by Lessee in or about the Leased Premises or elsewhere. Lessee shall also indemnify, protect, defend, and hold Lessor and Lessor’s officers, directors, employees and agents harmless from and against any and all Losses arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease, or arising from any act or omission of Lessee, or any of Lessee’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities reasonably incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor or any of Lessor’s representatives by reason of any such claim, Lessee, upon notice from Lessor, shall defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Neither termination or expiration of this Lease shall release Lessee from its obligations to defend or indemnify Lessor as required hereunder so long as the event upon which any such Loss is predicated shall have occurred prior to the effective date of any such termination or completion.

D.	WAIVER OF SUBROGATION.

Lessor and Lessee hereby release each other from any and all liability or responsibility to the other or any one claiming through or under them by way of subrogation or otherwise for any loss, damage or injury to property or persons, including death, covered by any insurance then in force, even if such loss or damage shall have been caused by the fault or the negligence of the other party, or anyone for whom such party may be responsible. All policies of insurance referred to herein shall contain a clause(s) or endorsement(s) acknowledging such waiver of subrogation and also to the effect that this mutual release shall not adversely affect or impair said insurance or prejudice the right of any insured to recover thereunder.

6.	LESSEE DEFAULT AND LESSOR’S REMEDIES

In the event Lessee fails to keep and perform any of the terms or conditions of this Lease, including the Rules and Regulations (as defined herein) (“Lessee’s Default”), and such failure continues for thirty (30) days after written notice of default from Lessor or in the event Lessee fails to pay any rental due hereunder, time being of the essence, Lessor may resort to any and all legal remedies or combination of remedies which Lessor may desire to assert including, but not limited to, one or more of the following: (l) confess judgment (as included herein); (2) INTENTIONALLY OMITTED; (3) INTENTIONALLY OMITTED; (4) INTENTIONALLY OMITTED; (5) declare the Lease canceled and terminated; (6) accelerate rent, whereby Lessor may declare all rent for the entire balance of the Term immediately due and payable, together with all other charges, payments, costs, and expenses payable by Lessee as though such amounts were payable in advanced on the date of the Lessee’s Default; (7) sue for any other damages sustained by Lessor; and (8) continue the Lease in effect and relet the Leased Premises on such terms and conditions as Lessor may deem advisable with Lessee remaining liable for the monthly rent plus the reasonable cost of obtaining possession of the Leased Premises and of reletting the Leased Premises, and of any repairs and alterations necessary to prepare the Leased Premises for reletting, less the rentals received from such reletting, if any. No action of Lessor shall be construed as an election to terminate the Lease unless written notice of such intention be given to Lessee. Lessee agrees to pay as additional rental all attorneys’ fees and other costs and expenses incurred by Lessor in enforcing any of Lessee’s obligations under this Lease.

7.	DAMAGE TO LEASED PREMISES

If the Leased Premises or any part thereof shall be partially damaged by fire or other casualty not due to Lessee’s negligence or willful act or that of Lessee’s employees, guests, agents, visitors, or possessions, the Leased Premises shall be promptly repaired by Lessor and there shall be an abatement of rent corresponding with the time during which, and the extent to which, the Leased Premises may have been untenantable; but, if the Leased Premises shall be damaged other than by Lessee’s negligence or willful act or that of Lessee’s employees, guests, agents, visitors or possessions to the extent that Lessor shall decide not to rebuild or repair, in Lessors sole discretion, the Term of this Lease shall end and the Rent shall be prorated up to the time of the damage. If the damage to the Leased Premises is due to the Lessee’s negligence or willful act or that of Lessee’s employees, agents, visitors, or possessions, the Rent shall not abate.

While Lessee is in possession of the Leased Premises, Lessee is responsible for the repair of any and all damage to the Leased Premises brought about by Lessee, Lessee’s employees, guests, agents, visitors, or possessions. Should the Leased Premises become uninhabitable by casualty as described in this paragraph 7, Lessor may, at Lessor’s option, terminate this Lease or commence to repair the damages. Should the Lessor elect to repair the Leased Premises, rent shall be abated and pro-rated from the date of casualty to the date of re-occupancy; provided, however, that during the repairs, Lessee has vacated and removed Lessee’s possessions as required by Lessor. The date of re-occupancy shall be the date of notice that the Leased Premises is repaired. Notwithstanding anything contained herein to the contrary, Lessee shall immediately notify Lessor of any damage to the Leased Premises.

8.	EMINENT DOMAIN

A.	CONDEMNATION OF LEASED PREMISES.

If the whole or any part of the Leased Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, which reasonably renders the Leased Premises or Building unfit for the intended use of Lessee, Lessee shall have the right to terminate this Lease at any time after the date of title vesting in such proceedings. If a lesser portion of the Leased Premises is so acquired or condemned, Lessor shall promptly restore or repair the Leased Premises such that it is rendered reasonably fit for Lessee’s intended uses and rent shall be abated for the portion of the Leased Premises so acquired or condemned. Rent shall be prorated as of the date of such termination; if applicable, or the date of such acquisition or condemnation.

B.	LESSOR’S DAMAGES.

In the event of any condemnation or taking as aforesaid, whether whole or partial, Lessee shall not be entitled to any part of the award paid for condemnation and Lessor is to receive the full amount of such award. Lessee hereby expressly waives any rights or claim to any part thereof.

C.	LESSEE’S DAMAGES.

Lessee shall have the right to claim and recover from any condemning authority such compensation as may be separately awarded or recoverable by Lessee in Lessee’s own right on account of any and all damages to Lessee’s business by reason of the acquisition or condemnation, and for or on account of any loss, losses or expenses to which Lessee may be put in removing Lessee’s furniture, fixtures, equipment, and leasehold improvements.

9.	LESSOR’S WARRANTIES AND COVENANTS

A.	AUTHORITY AND TITLE.

Lessor represents and warrants that Lessor is the owner of the Leased Premises and has the right to make this Lease. ln addition, the Lessor warrants that the Leased Premises is now free from all encumbrances except mortgage restrictions, easements, rights or matters of record and that Lessor is not in default of any mortgage or other superior interest in the Leased Premises, the Building or the land upon which they sit.

B.	QUIET ENJOYMENT.

Lessor covenants that upon the payment by Lessee of the rents herein provided and upon performance of all the covenants, terms and conditions on Lessee’s part to be observed and performed, Lessee shall peaceably and quietly hold and enjoy the Leased Premises or the tenancy created hereby without hindrance or interruption by the Lessor or any other person or persons lawfully or equitably claiming by, through or under the Lessor, subject nevertheless to the terms and conditions of this Lease.

C.	LESSOR MAINTENANCE.

Lessor represents and warrants that Lessor is responsible for the maintenance and repair of the roof, foundation, exterior walls, parking areas, including sidewalks exterior stairways and other common areas relating to the Leased Premises. In addition, subject to Section 4 above, Lessor shall be responsible for any and all “capital improvements” and/or repairs to the building, common areas or the Leased Premises not otherwise caused by the gross negligence or willful default of Lessee.

D.	TAXES.

Lessor shall pay all ad valorem or other taxes and assessments relating to the Leased Premises and all fees, dues or other amounts with respect to the Leased Premises.

10.	ASSIGNMENT AND SUBLEASE

A.	ASSIGNMENT AND SUBLETTING BY LESSEE.

Lessee shall not have the right, except with the prior written consent of Lessor, to assign this Lease or any interest therein and provided that the assignee selected by Lessee shall be subject to the approval of Lessor and that the assignee shall assume in writing all of the Lessee’s obligations under this Lease and Lessee shall remain liable for each and every obligation hereunder.

Notwithstanding the foregoing, or anything contained herein to the contrary, Lessee shall have the right to assign or sublease the Leased Premises, in whole or in part, with prior written consent of Lessor, which shall not be unreasonably withheld, delayed or conditioned. Lessee shall be permitted to assign or sublease the Leased Premises without consent if such assignment or sublease is made to any subsidiary, parent company or affiliate, or to any successor corporation, or to any person who purchases all or substantially all of Lessee’s assets. Lessee shall retain 100% of any revenues derived from a sublease.

The approval of Lessor, which shall not be unreasonably delayed, conditioned, or withheld, shall be based upon, including but not limited to, the proposed assignee’s financial condition, proposed use, and stability.

Lessee shall not have the right, except with the prior written consent of Lessor, to sublet the Leased Premises provided that the Lessor shall have the right to approve such sublessee and in such instance, Lessee shall remain liable for each and every obligation under this Lease. The approval of such sublessee shall be based upon the same conditions as set forth herein.

Lessor shall have the right to assign this lease without the consent of Lessee. Lessor shall give to Lessee written notice of any assignment within thirty (30) days of its effective date.

11.	CONFESSION OF JUDGMENT

THE FOLLOWING PROVISIONS CONTAIN PROVISIONS PROVIDING FOR CONFESSION OF JUDGMENT AGAINST LESSEE, TOGETHER WITH A WAIVER OF JURY TRIAL. LESSEE ACKNOWLEDGES THAT ITS ATTENTION HAS BEEN CALLED TO THESE PROVISIONS, THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THEM WITH COUNSEL, THAT IT UNDERSTANDS THESE PROVISIONS AND THE RIGHTS IT IS GIVING UP, AND THAT IT HEREBY AGREES TO THEM.

LESSEE’S INITIALS MWD

A.	CONFESSION OF JUDGMENT FOR POSSESSION.

UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, LESSEE HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR LESSEE AND ALL PERSONS CLAIMING UNDER OR THROUGH LESSEE, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST LESSEE FOR POSSESSION OF THE LEASED PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH LESSEE, IN FAVOR OF LESSOR, FOR RECOVERY BY LESSOR OF POSSESSION THEREOF, FOR WHICH THIS LEASE OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE LEASED PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY ST AY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE LEASED PREMISES REMAINS IN OR IS RESTORED TO LESSEE, LESSOR SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID LEASED PREMISES FOR SUCH SUBSEQUENT DEFAULT. LESSEE WAIVES ALL ERRORS”IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE LEASED PREMISES SHALL DEPRIVE LESSOR OF ANY REMEDIES OR ACTION AGAINST LESSEE FOR FIXED BASE RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

LESSEE’S INITIAL\S MWD

B.	CONFESSION OF JUDGMENT FOR SUMS DUE HEREUNDER.

UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, LESSEE HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR LESSEE IN ANY SUCH COURT AT ANY TIME THEREAFTER TO WAIVE THE ISSUANCE AND SERVICE OF PROCESS AND TO CONFESS AND ENTER JUDGMENT AGAINST LESSEE AND IN FAVOR OF LESSOR FOR SUCH AGGREGATE AMOUNT OF FIXED BASE RENT, ADDITIONAL RENT AND OTHER SUMS DUE TO LESSOR AS ITS UNPAID UNDER THIS LEASE (INCLUDING ANY ACCELERATED RENT) TOGETHER WITH COSTS AND ATTORNEYS FEES EQUAL TO THE GREATER OF FIVE THOUSAND DOLLARS ($5,000) OR FIVE PERCENT (5%) OF SUCH UNPAID AMOUNTS. LESSEE HEREBY RATIFIES AND CONFIRMS ALL THAT THE ATTORNEY MAY DO BY VIRTUE HEREOF AND WAIVES AND RELEASES ALL ERRORS WHICH MAY INTERVENE IN SUCH PROCEEDINGS. IF A COPY OF THIS LEASE SHALL BE PRODUCED IN ANY PROCEEDINGS BROUGHT UPON THE WARRANT OF ATTORNEY CONTAINED IN THIS SECTION, SUCH COPY SHALL BE CONCLUSIVE EVIDENCE OF SUCH PROTHONOTARY’S AND/OR ATTORNEY’S AUTHORITY TO TAKE THE ACTION SPECIFIED HEREIN AND IT SHALL NOT BE NECESSARY TO PRODUCE THE ORIGINAL INSTRUMENT. THE AUTHORITY GRANTED HEREIN TO CONFESS JUDGMENT AGAINST LESSEE SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, BUT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR UNTIL PAYMENT IN FULL OF ALL AMOUNTS DUE UNDER THIS LEASE.

LESSEE’S INITIALS MWD

C.	WAIVERS.

IN GRANTING THESE WARRANTS AND AUTHORITY TO CONFESS JUDGMENT AGAINST LESSEE, LESSEE HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS LESSEE MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.

LESSEE’S INITIALS MWD

IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT (A) THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE, AND (B) IN ANY ACTION ARISING HEREUNDER, THE LEGAL FEES OF THE PREVAILING PARTY WILL BE PAID BY THE OTHER PARTY TO THE ACTION.

LESSEE’S INITIALS MWD

12.	SUBORDINATION

In the event that Lessor requests or that any lender of Lessor requests, Lessee agrees to subordinate its interest under this lease to the interest of such lender provided such lender shall enter into a mutually satisfactory written non-disturbance agreement with Lessee. Lessee further agrees to promptly execute any estoppel or other certificate reasonably requested. Similarly, Lessor will, within 15 days of request by Lessee, provide Lessee and/or Lessee’s designee with an “estoppel certificate” confirming the existence and validity of this Lease and any amendments thereto and setting forth the key dates of the Lease, the amount of security deposit, the current monthly rent, whether there are any known events of default on the part of Lessee and other such information as reasonably requested.

13.	SECURITY DEPOSIT

Upon execution of this Agreement, Lessee shall deposit the sum of One (1) Month’s Rent, to be held as security for the :full and faithful performance by Lessor of Lessee’s obligations under this Lease. The Lessor shall retain the security deposit and return it to Lessee at the expiration of the lease less such sums as are required for the payment of damages to the demised premises. It is understood and agreed that no part of the security deposit is to be considered as the last rental due under the terms of this Lease.

14.	LESSOR RULES AND REGULATIONS

Lessee shall abide by and comply with any and all rules and regulations governing the use of the Leased Premises as promulgated by Lessor. Prior to the signing of this Lease, Lessee agrees that they have received a copy of Tabor Farms LLC’s Rules and Regulations (the “Rules and Regulations”), which is attached hereto as Exhibit B and made a part of this Lease. Lessee hereby acknowledges that Lessor shall have the right from time to time to establish, modify and enforce such Rules and Regulations with respect to the Leased Premises and its use by Lessee, including, without limitation, Lessee’s use of all parking areas, including sidewalks, exterior stairways and their common areas in and around the Leased Premises. All such parking areas, sidewalks, exterior stairways and other common areas, at all times are subject to the exclusive control and management of Lessor or any of Lessors agents.

15.	MISCELLANEOUS

A.	PARTIES.

All rights and liabilities herein given to, or imposed upon the respective parties hereto, extend to and bind the respective heirs, executors, administrators, successors and assigns of said parties.

B.	SECURITY.

The Lessee is solely responsible for security for the Leased Premises.

C.	GOVERNING LAW.

This Lease shall be deemed to have been made in Pennsylvania and all the terms, conditions and covenants hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

D.	ENTIRE AGREEMENT.

This Lease, and any exhibits attached hereto and form a part hereof, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Lease supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Lease shall be binding on Lessor or Lessee unless reduced to writing and signed by them.

E.	NOTICES.

All notices that may be necessary under this Lease shall conclusively be presumed to have been given when sent by certified mail addressed respectively as follows:

TO LESSOR:	Tabor Farms, LLC e/o R&G Properties 220 Farm Lane Doylestown, PA 18901

TO LESSEE:	Tiziana Life Sciences 601 New Britain Road, Suite 102 Doylestown, PA 18901

WITH COPY TO:	Sheppard Mullin Richter Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Attention: Jeffrey Fessler, Esq.

F.	PARTIAL INVALIDITY.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

G.	SMOKING.

Smoking is strictly forbidden within the Building. Any person who wishes to smoke must do so outside and away from the entrances to the Leased Premises.

IN WITNESS WHEREOF, and intending to be legally bound, the Lessor and Lessee have executed this Lease this 29th day of August 2022.

LESSEE:	TIZIANA LIFE SCIENCES LTD

Witness:	By:	/s/ Matthew W Davis
	Name:	Matthew W Davis, MD, RPh
	Title:	Chief Medical Officer

LESSOR:	TABOR FARMS, LLC

Witness:	By:	/s/ Richard Lyons
	Name:	Richard Lyons
Title:

EXHIBIT “A”

EXHIBIT "A"

Leased premises
FIRST FLOOR
1
BATHROOM
BATHROOM
KITCHENETTE

EXHIBIT “B”

RULES AND REGULATIONS

WHEREAS, Tabor Farms LP have adopted and expects to continue to adopt reasonable rules and regulations pursuant to the provisions of its founding legal documents:

BE IT THEREFORE RESOLVED THAT:

l.	General Policy

A.	Nothing shall be shaken, thrown, or discarded from windows and patios.

B.	No flammable, combustible, or explosive substances in dangerous quantity shall be kept in any unit. No kerosene heaters are permitted.

C.	Nothing shall be stored upon any of the Common Areas.

D.	No waste or debris shall be placed upon any of the Common Areas.

E.	No activity which damages or causes undue deterioration to any part of the Common Areas, including grass covered areas, flower beds, trees, plants, and shrubs is permitted. Vehicles of any kind, including bicycles, are not permitted on grass covered areas.

2.	Pets

A.	Pets may not be left outside unattended and may not be staked or hooked anywhere with access to common ground.

B.	There shall be no domesticating, feeding, encouraging, coddling, or petting any birds or animals of any kind that may be present on the site.

3.	Architectural

A.	No exterior alterations, to include lighting fixtures (except holiday decorations), construction, landscaping, addition to or removal of any part of any unit or Common Area shall be commenced or conducted without written reasonable approval from the Landlord, except as provided for elsewhere in these Rules and Regulations.

B.	No outside television or radio aerial or antenna, or other aerial or antenna, for reception or transmission shall be maintained upon any unit or upon any of the Common Areas without the prior written reasonable consent of Landlord.

C.	All windows in a unit must have proper and adequate window covering that have been reasonable approved by the Landlord.

4.	Vehicles and Parking

A.	No trailer, truck, commercial vehicle, camper, camp truck, house trailer, boat, or the link, nor any junk vehicle or other vehicle on which current registration plates and inspection sticker are not displayed shall be kept upon any of the general Common Areas, nor shall the repair or maintenance of automobiles or other vehicles be carried out on any of the Common Areas.

B.	Vehicles, including motorcycles, belonging to either residents or their guests, must park only in designated areas. Designated areas include parking spaces between painted lines.

C.	No vehicles shall be left in parking areas overnight without prior reasonable approval from the Landlord.

5.	Smoking

A.	Each one of the buildings are non-smoking buildings. Any person who wishes to smoke must do so outside and dispose of their trash in a trash receptacle.